QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

Company No. 3870678

        The Registrar of Companies for England and Wales hereby certifies that ALNERY NO. 1926 LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

        Given at Companies House, Cardiff, the 3rd November 1999

QuickLinks

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY